Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement (Nos. 333-143096, 333-135570, 333-135568, and 333-135567) on Forms S-8 and Registration Statement (No. 333-130550) on Form S-3 of United Western Bancorp, Inc. and subsidiaries of our report dated March 6, 2008 (August 7, 2009 as to Notes 2, 3 and 25) relating to our audit of the consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for the year ended December 31, 2007 of United Western Bancorp, Inc. and subsidiaries., which appears in the Annual Report on Form 10-K of United Western Bancorp, Inc. as of and for the year ended December 31, 2009. Our report dated March 6, 2008 (August 7, 2009 as to Note 2, 3 and Note 25) relating to the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the retrospective adoption of new authoritative accounting guidance related to earnings per share and certain retrospective adjustments related to discontinued operations.
/s/ McGladrey & Pullen, LLP
Denver, Colorado
March 15, 2010